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                                   EXHIBIT 21

                             List of Subsidiaries.



                              List of Subsidiaries


     1. Printpack Illinois, Inc., an Illinois corporation

     2. Flexible Funding Corp., a Delaware corporation

     3. Empaques Printpack de Mexico, S.A. De C.V., a Mexican corporation

     4. James River de Mexico, S.E. De C.V., a Mexican corporation

     5. Servicios James River de Mexico, S.A. De C.V., a Mexican corporation

     6. James River Packaging de Mexico, S.A. De C.V., a Mexican corporation